Names:	Shanghai Pudong Science & Technology Investment Group Co., Ltd.

Address:	Floor 16-17, #118 Rongke Road Pudong District, Shanghai, People’s Republic of China 201203

Designated Filer:	Shanghai Science & Technology Venture Capital (Group) Co., Ltd.

Issuer and Ticker Symbol:	ACM Research, Inc. [ACMR]

Date of Event Requiring Statement:	October 1, 2024

The undersigned, Shanghai Pudong Science & Technology Investment Group Co., Ltd., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Shanghai Science & Technology Venture Capital (Group) Co., Ltd. with respect to the beneficial ownership of securities of ACM Research, Inc.

Signatures:

SHANGHAI PUDONG SCIENCE & TECHNOLOGY INVESTMENT (GROUP) CO., LTD.

By:	/s/ Shanghe Ge
Name:	Shanghe Ge
Title:	Authorized Representative